Exhibit 99.1

Westmoreland Issues $150 million of Senior Secured Notes due 2018

Colorado Springs, CO – February 4, 2011 — Westmoreland Coal Company (NYSE AMEX:  WLB) and certain subsidiaries (“Westmoreland”) today announced that it has closed on the issuance of $150.0 million aggregate principal amount of Senior Secured Notes due 2018 (the “Notes”) in a private placement.

The net proceeds from the offering of the Notes will be used to pay all accrued and unpaid dividends on the Company’s Series A preferred stock, for general corporate purposes and to repay certain indebtedness, including the retirement of approximately $2.5 million of the outstanding principal owed to Tontine Partners, LP and Tontine Capital Partners, LP (together, “Tontine”) on the Company’s senior secured convertible notes. In connection with the offering, Tontine converted the remaining principal amount of its notes into 1,877,946 shares of the Company’s common stock. As a result of such conversion, the Company has 13,083,677 shares of common stock outstanding of which 3,281,707 are held by Tontine and affiliates.

The Notes were sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The issuance of the Notes was not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Information

This press release contains “forward-looking” statements.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors.  Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  Westmoreland does not intend to update any particular forward-looking statements contained in this press release.

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Contact: Kevin Paprzycki (719) 442-2600